Exhibit 99.3

ECOLAB FOURTH QUARTER 2020

Overview

Fourth quarter earnings showed improvement from the third quarter despite the negative impact of a greater than expected second COVID-19 wave.

◢	Sales:
◾	Reported sales from continuing operations -6% from the year-ago period. Acquisition adjusted fixed currency sales -8% as strong growth in the Healthcare & Life Sciences segment was more than offset by a modest Industrial segment decrease and significant but stabilized declines in the Institutional & Specialty and Other segments.
◢	Earnings:
◾	Reported diluted EPS from continuing operations $1.04, -23%.
◾	Adjusted diluted EPS from continuing operations excluding special gains and charges and discrete tax items $1.23, -15%.
◾	The adjusted EPS decrease reflects COVID-19 related volume declines, unfavorable business mix and investments in the business which together more than offset cost savings, favorable pricing and lower variable compensation.
◢	Cash flow:
◾	Strong cash flow from continuing operations with $650 million from operating activities, and $523 million free cash flow which is an improvement over last year.

Note: Ecolab separated the ChampionX business, formerly the Upstream Energy Segment, on June 3, 2020. The operations related to ChampionX prior to the separation have been reclassified to discontinued operations. All sales and earnings comments in this release, unless specifically noted, compare against the results of our continuing operations.

SUMMARY

Fourth quarter earnings showed continued sequential improvement while reflecting the divergent impacts from COVID-19 on our business segments. The adjusted diluted earnings per share decline further narrowed in the fourth quarter as we continued to deliver new business wins, increased customer penetration and improved cost efficiency. Our Healthcare & Life Sciences segment sales and income were strong as it continued to benefit from good underlying trends and heightened demand for cleaning and sanitizing products. Our Industrial segment saw a modest sales decline, while income growth continued to be strong due to pricing and lower costs. Sales within our Institutional & Specialty segment declined significantly, with a stabilized performance that was similar to the third quarter despite the greater than expected impact from COVID-19’s second wave on consumer activity within restaurants, hotels and entertainment facilities. In total, approximately 80% of our aggregated business showed good sales and strong income growth, while our global Institutional division, which is roughly 20% of our current business, remained the most impacted by COVID-driven restrictions on its end markets.

We believe Ecolab’s leading capabilities in food safety, clean water and healthy environments are more important than ever and have positioned us well as an important and effective partner through this world crisis and beyond. While COVID-19 made 2020 an extremely challenging year for the world, it was also a year in which Ecolab made important contributions addressing critical problems resulting from it. The value of our premium product and expert service approach was once again underscored as we worked with customers through this difficult and uncertain period, providing our proven expertise and solutions to assist them in developing programs to effectively protect their customers, employees and facilities. We targeted our actions in 2020 to position us for post-COVID success and we accomplished that as we made major strides in new product development, digital platforms and field sales force effectiveness. As a result, we enter 2021 a stronger company, strategically positioned and focused on driving growth.

While the continued uncertain outlook regarding the timing and pace of global recovery from COVID-19’s impact does not yet present an adequate basis for us to provide either quarterly or annual earnings forecasts, we expect significant improvement for the full year 2021. We look for Healthcare & Life Sciences segment sales to moderately improve over the prior year’s very strong gain and expect good year-on-year sales growth from our Industrial and Other segments. We look for our Institutional & Specialty segment to show a significant year-on-year sales increase for the full year as it recovers toward its pre-COVID peak 2019 levels.

We believe COVID-19 will remain a critical economic factor throughout 2021, particularly in the early part of the year. We believe the beginning of the recovery in our global end markets will start in the second quarter with the broader expansion of the vaccine distribution, and we expect it will take until the end of the year to generally reach a new normal. However, we believe that our strengthened business will deliver full year 2021 earnings above 2019 results from continuing operations, with the first quarter year-on-year percentage decline showing modest sequential improvement from the fourth quarter and the remaining quarters of 2021 showing strong year-on-year growth.

While COVID-19 has had a significant and likely lasting impact on society, it also has created long-term opportunities and our food safety, water management and infection protection positioning has become even more important. Further, we believe that our long-term growth opportunities remain robust, driven by our huge remaining market opportunity; our leading global market positions; and our focus on providing our strong and growing customer base with improved results while lowering their water, energy and other operating costs. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

HIGHLIGHTS

●	Fourth quarter earnings showed sequential improvement, despite the impact of a greater than expected COVID-19 second wave.
●	Reported consolidated sales declined 6%; fixed currency acquisition adjusted sales declined 8%. As expected, the Healthcare & Life Sciences segment showed strong sales growth, the Industrial segment experienced a modest sales decline and the Institutional & Specialty and Other segments reported significant decreases though results were stable versus the third quarter.
●	Both the Industrial and Healthcare & Life Sciences segments showed strong acquisition adjusted fixed currency operating income margin gains while Institutional & Specialty and Other segments improved sequentially from the third quarter.
●	Fourth quarter reported diluted earnings per share from continuing operations were $1.04 compared with $1.35 last year.
●	On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2020 adjusted diluted earnings per share from continuing operations were $1.23, compared with adjusted diluted earnings per share from continuing operations of $1.45 a year ago. The adjusted EPS decrease reflects COVID-19 related volume declines, unfavorable business mix and investments in the business which together more than offset cost savings, favorable pricing and lower variable compensation.
●	We continue to work aggressively to partner with our customers through this challenging time to solve their problems and help them design and implement new cleaning and sanitizing practices. Our new sanitizers are enjoying excellent growth and our Ecolab Science CertifiedTM program continues to show strong customer interest and growth. This comprehensive, science-based program combines advanced sanitizing products, protocols, training and auditing to enable our customers to assure their employees and customers that they are meeting the highest cleaning and disinfection practices. These, along with other new product and service offerings, have helped to accelerate our recovery by further improving our customer penetration and new business wins.
●	In summary, we continue to take aggressive actions to closely partner with our customers and assist them in managing through COVID-19’s impact. We enter 2021 with excellent market positions, expanded growth opportunities and an outstanding team that is focused on delivering the best results for customers and superior long-term performance for Ecolab shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	(9)%
Pricing	1%
Subtotal	(8)%
Acq./Div.	2%
Fixed currency growth	(6)%
Currency impact	1%
Total	(6)%

Ecolab’s fourth quarter reported sales decreased 6% when compared to the year ago period. Fixed currency acquisition adjusted sales declined 8%. Looking at the growth components, consolidated volume and mix declined 9%, pricing increased 1%, acquisitions added 2% and currency added 1% to sales growth.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	(2)%	(2)%
Food & Beverage	5%	2%
Downstream	(17)%	(17)%
Paper	1%	1%
Total Global Industrial	(2)%	(3)%

WATER

Water sales decreased 2%. Light industry water treatment sales showed modest growth as good gains in the food & beverage and manufacturing end markets more than offset the unfavorable impact from COVID-19 on commercial building water treatment sales. Heavy industry sales declined moderately due to lower utilization rates within our primary metals, power and chemical production end markets. Mining declined due to weak coal and alumina markets. Fixed-currency acquisition-adjusted sales grew in Europe and Latin America, and declined moderately in North America and Asia Pacific.

We are leveraging our digital and customer service expertise as we work closely with our customers to meet their needs during this turbulent period. We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries. We expect Water to show improving sales trends through 2021 and good growth for the full year.

FOOD & BEVERAGE

Reported fourth quarter fixed currency Food & Beverage sales rose 5%; acquisition adjusted sales rose 2% led by new business wins and pricing. We realized strong growth in our food business and modest growth in beverage/brewery. Animal health, which includes cow, swine and poultry farm facility cleaning and sanitizing, also grew. Our dairy plant and protein businesses were flat. Fixed currency acquisition adjusted sales growth was modest in Europe and North America; Latin America and Asia Pacific were flat.

We expect Food & Beverage sales growth to show a similar increase in the first quarter, with stronger comparisons through the balance of 2021 benefiting from new business wins and gradually improving end markets.

DOWNSTREAM

Sales declined 17% as modest petrochemical sales growth was more than offset by the negative impact of lower global transportation fuel demand on refineries and the use of lighter crudes, which require fewer additives. All major geographic regions declined.

The continued impact of reduced transportation fuel consumption and lower additive demand are expected to yield a similar decline in the first quarter. However, we expect improvements in those end markets, along with new business wins, to yield a sales gain for the Downstream business for the full year 2021.

PAPER

Fourth quarter sales increased 1% as gains in tissue and board & packaging more than offset declines in graphic paper. Fixed currency sales were strong in Latin America, flat in Asia Pacific and declined modestly in North America and Europe.

We expect Paper to show steady sales growth in 2021 as continued growth in tissue and board & packaging more than offset declines in graphic paper.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Industrial Op. Inc.	$318.6	20.6%	$270.6	17.1%	18%
Acq./Div. Adj. Op. Inc.	$316.1	20.9%	$270.0	17.3%	17%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 17%. Acquisition adjusted fixed currency margins were driven by discretionary and structural cost savings, pricing, lower variable compensation and favorable mix which together more than offset the lower volume.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	(28)%	(28)%
Specialty	(1)%	(1)%
Total Global Institutional & Specialty	(22)%	(22)%

INSTITUTIONAL

Fixed currency sales for the Institutional division declined 28%, similar to the third quarter, despite the negative impact from COVID-19’s second wave being more significant in the fourth quarter. While hand and surface hygiene sales remained strong, a rise in mandated reductions for in-unit dining and travel concerns during the quarter further negatively impacted foot traffic at full-service restaurants, occupancy rates at hotels and customer visits to entertainment facilities. All geographic regions were down year-over-year.

We continue to work aggressively to support our customers through this uncertain environment, as well as ensure our long-term value drivers remain robust. Our advanced products, including hospital-grade disinfectants, along with our expert service to help customers solve questions and problems, have proven to be significant differentiators for us. To further strengthen our customer value proposition, we have completed the implementation of advanced digital field technologies that will further improve our field effectiveness, customer experience and operational performance. We have also implemented adjustments developed over the past 18 months to our field sales organization that will further increase our sales firepower and should more effectively drive unit and penetration share gains. Further, our branded Ecolab Science Certified program for our customers continues to grow as it assists our customers in meeting the public’s heightened expectations for cleaner, safer consumer locations and helping them feel more confident as they make decisions on where to stay and dine in the new environment, and further differentiate and enhance our brand.

While first quarter Institutional sales are expected to show a similar decline due to the continued impact of COVID-19’s second wave, we look for recovering end market fundamentals and rollout of the vaccinations to yield a significantly improved full year results as its sales recover toward 2019 levels.

SPECIALTY

Fourth quarter Specialty acquisition adjusted fixed currency sales declined 1% as strong food retail sales growth was offset by lower quick service sales. Food retail sales benefited from continued expanded cleaning protocols and frequency in grocery stores in response to COVID-19, new customer additions and product and program introductions. Global quick service sales declined as hand and surface sanitizer sales growth was offset by COVID-19 related impacts on restaurant volumes as further mandated reductions of in-unit dining were put in place, particularly in Europe, in response to COVID-19’s second wave.

We expect Specialty’s sales growth to improve in 2021, with the first half comparisons negatively impacted by the strong demand surge from COVID-19 in early 2020 and second half results showing stronger growth. Full year results are expected to benefit from new customer wins, driven by our broad range of innovative products and service expertise.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Institutional & Specialty Op. Inc.	$93.9	10.7%	$249.7	22.1%	(62)%
Acq./Div. Adj. Op. Inc.	$93.9	10.7%	$249.7	22.1%	(62)%

Acquisition adjusted fixed currency operating income for the Global Institutional & Specialty segment decreased 62% reflecting the significant volume decline, unfavorable mix and investments in the business which together more than offset discretionary and structural cost savings and lower variable compensation.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	23%	22%
Life Sciences	19%	21%
Total Global Healthcare & Life Sciences	23%	22%

HEALTHCARE

Fourth quarter acquisition adjusted fixed currency global Healthcare sales grew 22% as strong COVID-19 related hand and surface disinfection sales growth more than offset the unfavorable effects of delayed elective surgical procedures. Underlying Healthcare sales, adjusted for one-time sales we do not expect to recur and the recall last year, are estimated to have increased 5%.

Global sales of hand and surface cleaning and sanitizing product sales to healthcare facilities and national health systems rose significantly in 2020 in response to the pandemic and are expected to remain at elevated levels in the first quarter. We believe the underlying demand, adjusted for COVID-19’s impact, remains steady and is expected to yield further underlying sales gains for the global Healthcare division in 2021.

LIFE SCIENCES

Life Sciences fourth quarter acquisition adjusted fixed currency sales grew 21%, as the stronger than normal growth continued to be driven by heightened COVID-19 concerns, higher cleaning standards and increased demand for our Bioquell biodecontamination systems, as well as ongoing business wins and pricing.

Ensuring pharmaceutical and personal care customers are able to safely, efficiently and effectively manufacture in the turbulent environment is more critical than ever, and our teams continue to partner with and support our customers critical needs. Full year 2020 results were exceptionally strong, led by significant COVID-19 driven demand for biodecontamination systems, new product and service solutions, business wins and our expanded sales and service team. We expect 2021 comparisons will reflect 2020’s unusually high demand, and that full year Life Sciences division sales gains will moderate to more historical rates of growth.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$53.1	16.9%	$32.2	12.6%	65%
Acq./Div. Adj. Op. Inc.	$53.0	17.0%	$32.1	12.6%	65%

Acquisition adjusted fixed currency Global Healthcare & Life Sciences segment operating income grew 65%. Acquisition adjusted fixed currency margins expanded reflecting the strong volume gains, favorable pricing and cost savings, which together more than offset higher delivered product costs and unfavorable mix.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	1%	1%
Textile Care	(28)%	(28)%
Colloidal Technologies	(17)%	(17)%
Total Other	(8)%	(8)%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 1% in the fourth quarter as growth in food and beverage plants, grocery stores and healthcare sales were offset by the impact of lower restaurant and hospitality sales. Regionally, growth in Latin America, Europe and Asia was offset by lower North America sales.

Customer retention remains strong as we continue to partner with them through this crisis to provide essential pest elimination services necessary to maintain a clean, safe and healthy environment, as well as advise them on their need to continue with these services to assure ongoing asset protection.

Pest Elimination sales growth continued to improve sequentially from the second quarter lows to show an increase as good volumes in its other end markets partially offset the gradually recovering (but still lower year-on-year) sales to restaurants and lodging. We expect better sales growth to continue into 2021 as the restaurant and hospitality markets improve and our new programs add additional differentiation to help drive business wins. Longer term, we believe an increased post-COVID focus on health and safety, coupled with our ongoing innovation and digital offerings, will create an even stronger business case for us with current and future customers and yield a return to attractive growth.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2020	% sales	2019	% sales	% change
Other Op. Inc.	$43.4	15.3%	$48.0	15.6%	(10)%
Acq./Div. Adj. Op. Inc.	$43.4	15.3%	$48.0	15.6%	(10)%

Acquisition adjusted fixed currency operating income decreased 10% due to the impact of lower volume and investments in the business which together more than offset favorable pricing and cost savings.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Gross Profit	$1,285.0	41.9%	$1,435.1	44.2%	(10)%
Gross Profit (adj.)	$1,287.6	42.0%	$1,450.8	44.7%	(11)%

Fourth quarter gross margins adjusted for special charges decreased, primarily reflecting the impact of volume declines, reduced operating leverage and unfavorable business mix, which together more than offset the benefits of pricing.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
SG&A	$809.6	26.4%	$885.5	27.3%	(9)%

The fourth quarter SG&A ratio to sales decreased despite lower sales as investments in the business were more than offset by cost savings and lower variable compensation.

($ millions, unaudited)	2020	% sales	2019	% sales	% change
Operating Income	$416.1	13.6%	$518.2	16.0%	(20)%
Fixed Currency Operating
Income (adj.)	$479.1	15.6%	$570.5	17.4%	(16)%
Fixed Currency Operating
Income (acq./div. adj.)	$476.5	15.9%	$569.8	17.5%	(16)%

Adjusted fixed currency operating income decreased 16% as lower volume, unfavorable business mix and investments in the business together more than offset cost savings, favorable pricing and lower variable compensation.

CORPORATE

($ millions - unaudited)	2020	2019
Corporate
Corp. Expense	($29.9)	($30.0)
Special Gains/(Charges)	(61.9)	(47.1)
Total Corporate Expense	($91.8)	($77.1)

Corporate expense includes amortization expense of $30 million in both the fourth quarter of 2020 and in the fourth quarter of 2019 related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $62 million in the fourth quarter of 2020. These charges are primarily related to restructuring charges for the newly announced Institutional Advancement program (see below), the previously announced Ecolab Efficiency Initiative and pay protection for certain employees impacted by the COVID-19 effects (net of government subsidies).

Special gains and charges for the fourth quarter of 2019 were a net charge of $57 million ($47 million after tax) primarily related to the previously announced efficiency initiatives, including a $9 million charge for a pension settlement and curtailment recorded in Other income.

OTHER INCOME, INTEREST, TAX RATE AND CONSOLIDATED INCOME

Reported other income, which primarily consists of the return on pension assets and other non-service costs of our pension obligations, decreased 27% reflecting the amortization of prior year losses driven by the impact of lower discount rates on liabilities.

Reported interest expense increased 5% reflecting higher debt levels.

The reported income tax rate for the fourth quarter of 2020 was 19.3% compared with the reported rate of 17.8% in the fourth quarter of 2019. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the fourth quarter of 2020 was 18.3% compared with the adjusted tax rate of 20.9% in the fourth quarter of 2019.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share from continuing operations of $1.04 compared with $1.35 reported a year ago. When adjusted for special gains and charges and discrete tax items in both years, fourth quarter adjusted diluted earnings per share from continuing operations were $1.23 compared with $1.45 reported a year ago. Currency translation had a $0.01 favorable impact on fourth quarter 2020 adjusted diluted earnings per share.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	December 31
($ millions)	2020	2019
Cash and cash eq.	$1,260.2	$118.8
Accounts receivable, net	2,273.8	2,382.0
Inventories	1,285.2	1,081.6
Other current assets	298.2	295.2
Current assets of discontinued operations	-	950.8
PP&E, net	3,124.9	3,228.3
Goodwill and intangibles	8,983.9	8,496.6
Other assets	899.8	983.0
Long-term assets of discontinued operations	-	3,332.8
Total assets	$18,126.0	$20,869.1

Short-term debt	$17.3	$380.5
Accounts payable	1,160.6	1,075.3
Other current liabilities	1,754.3	1,813.3
Current liabilities of discontinued operations	-	361.5
Long-term debt	6,669.3	5,973.1
Pension/Postretirement	1,226.2	1,084.4
Other liabilities	1,096.8	1,153.1
Long-term liabilities of discontinued operations	-	302.1
Total equity	6,201.5	8,725.8
Total liab. and equity	$18,126.0	$20,869.1

	December 31
(unaudited)	2020	2019
Total Debt/Total Capital	51.9%	42.1%
Net Debt/Total Capital	46.7%	41.7%
Net Debt/EBITDA	2.4	2.3
Net Debt/Adjusted EBITDA	2.2	2.2

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2020	2019
Cash from op. activities	$1,741.8	$2,046.7
Depreciation	594.3	569.1
Amortization	218.4	206.2
Capital expenditures	489.0	731.3

ECOLAB EFFICIENCY AND INSTITUTIONAL ADVANCEMENT PROGRAMS

During the third quarter of 2020, we announced the expansion of the Ecolab Efficiency Initiative, with total anticipated costs of $275 million ($210 million after tax) and estimated savings of $335 million (previously $270 million) by the end of 2022. To further address evolving end markets in Institutional and to accelerate our market share gains, Ecolab approved the Institutional Advancement program (the Institutional program) during the fourth quarter. This program is an acceleration of improvements developed over the past 18 months, is fully aligned with our long-term ambition and focuses on continuously improving our sales and service model while maintaining our focus on growth and exceptional customer experiences. This will further enhance our sales firepower and maximize our service effectiveness by leveraging our significant and ongoing investments in digital technology.

Certain activities contemplated in the Institutional program were previously included as part of the Ecolab Efficiency Initiative. Following the establishment of the separate Institutional program, we expect the revised Ecolab Efficiency Initiative will have total anticipated costs of approximately $255 million ($195 million after tax) and estimated annual cost savings of approximately $315 million by the end of 2022.

We expect the activities of the Institutional program, including activities previously included as part of the Ecolab Efficiency Initiative and an approved expansion of the Institutional program in February 2021, to be completed by the end of 2023. The total anticipated costs for the Institutional program are approximately $80 million ($60 million after tax). The costs are expected to primarily be cash expenditures for severance and facility closures. We also anticipate non-cash costs related to equipment disposals, with total annual program savings of approximately $50 million by the end of 2024.

The combined effect from these two programs is that Ecolab expects to incur costs of approximately $335 million ($255 million after tax) through the end of 2023, with cumulative cost savings from the two programs estimated to yield annual savings of $365 million by the end of 2024.

SUMMARY

While COVID-19 presented significant challenges to the world in 2020, we enter 2021 a stronger company with greater competitive advantages. We have enhanced our new product innovation, expanded our digital platforms and further strengthened the effectiveness of our sales and service force. Our long-term growth opportunities are significant and our food safety, water management and infection protection positioning has become even more important to our customers and society. We continue to believe looking beyond the near-term uncertainty and focusing on our sustainable long-term business drivers will yield Ecolab investors superior long-term benefits.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including the impact of the COVID-19 pandemic on our sales, operating results and cash flows, investments in technologies, forecasted financial and business results, including sales and earnings, and the timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution and efficacy of vaccines, the likelihood of a resurgence of the outbreak, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic or to stimulate the economy and other unintended consequences.

Further, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our Form 10-Q for the quarterly period ended September 30, 2020 filed with the Securities and Exchange Commission (the "SEC"), and our other public filings with the SEC, and include the effects and duration of the COVID-19 pandemic, the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; potential information technology infrastructure failures or breaches in data security; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; our ability to successfully compete with respect to value, innovation and customer support; exposure to global economic, political and legal risks related to our international operations; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers or vendors; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted other income expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income from continuing operations attributable to Ecolab

•adjusted continuing operations diluted earnings per share

•free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2020. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to ChampionX post separation and to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the fourth quarter 2020 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2020	2019	2020	2019

Net sales
Reported GAAP net sales	$3,065.3	$3,244.2	$11,790.2	$12,562.0
Effect of foreign currency translation	4.6	27.4	131.7	35.4
Non-GAAP fixed currency sales	3,069.9	3,271.6	11,921.9	12,597.4
Effect of acquisitions and divestitures	(80.6)	(18.0)	(240.3)	(36.3)
Non-GAAP acquisition adjusted fixed currency sales	2,989.3	3,253.6	11,681.6	12,561.1

Cost of Sales
Reported GAAP cost of sales	$1,780.3	$1,809.1	$6,905.8	$7,045.8
Special (gains) and charges	2.6	15.7	48.2	38.5
Non-GAAP adjusted cost of sales	$1,777.7	$1,793.4	$6,857.6	$7,007.3

Gross Margin
Reported GAAP gross margin	41.9%	44.2%	41.4%	43.9%
Non-GAAP adjusted gross margin	42.0%	44.7%	41.8%	44.2%

Operating income
Reported GAAP operating income	$416.1	$518.2	$1,395.7	$1,845.2
Effect of foreign currency translation	1.1	5.2	23.8	9.1
Non-GAAP fixed currency operating income	417.2	523.4	1,419.5	1,854.3
Special (gains) and charges	61.9	47.1	227.8	158.7
Non-GAAP adjusted fixed currency operating income	479.1	570.5	1,647.3	2,013.0
Effect of acquisitions and divestitures	(2.6)	(0.7)	(9.4)	(1.8)
Non-GAAP acquisition adjusted fixed currency operating income	$476.5	$569.8	$1,637.9	$2,011.2

Operating Income Margin
Reported GAAP operating income margin	13.6%	16.0%	11.8%	14.7%
Non-GAAP adjusted fixed currency operating income margin	15.6%	17.4%	13.8%	16.0%
Non-GAAP acquisition adjusted fixed currency operating income margin	15.9%	17.5%	14.0%	16.0%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Fourth Quarter Ended		Twelve Months Ended
(millions, except percent and per share)	December 31		December 31
	2020	2019	2020	2019
Interest expense, net
Reported GAAP interest expense, net	$48.4	$46.1	$290.2	$190.7
Special (gains) and charges, after tax	-	-	83.8	0.2
Non-GAAP adjusted interest expense, net	$48.4	$46.1	$206.4	$190.5
Other (income) expense
Reported GAAP other (income) expense	($10.3)	($14.1)	($55.9)	($77.0)
Special (gains) and charges	0.4	9.5	0.4	9.5
Non-GAAP adjusted other (income) expense	($10.7)	($23.6)	($56.3)	($86.5)
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$300.3	$394.7	$967.4	$1,425.6
Special (gains) and charges, after tax	53.8	47.4	254.1	128.3
Discrete tax net expense (benefit)	1.0	(17.9)	(55.8)	(57.7)
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$355.1	$424.2	$1,165.7	$1,496.2
Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.04	$1.35	$3.33	$4.87
Special (gains) and charges, after tax	0.19	0.16	0.88	0.45
Discrete tax net expense (benefit)	-	(0.06)	(0.19)	(0.20)
Non-GAAP adjusted diluted EPS from continuing operations	$1.23	$1.45	$4.02	$5.12
Provision for Income Taxes
Reported GAAP tax rate	19.3%	17.8%	15.2%	16.7%
Special gains and charges	(0.8)	(0.2)	0.7	0.6
Discrete tax items	(0.2)	3.3	3.8	3.0
Non-GAAP adjusted tax rate	18.3%	20.9%	19.7%	20.3%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$984.8	$1,442.9
Provision for income taxes	176.6	288.6
Interest expense, net	290.2	190.7
Depreciation	594.3	569.1
Amortization	218.4	206.2
EBITDA	$2,264.3	$2,697.5
Special (gains) and charges impacting EBITDA	228.2	168.2
Adjusted EBITDA	$2,492.5	$2,865.7

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,549.6	(36.4)	$1,513.2	$1,579.8	(17.4)	$1,562.4
Global Institutional & Specialty	881.4	-	881.4	1,128.8	-	1,128.8
Global Healthcare & Life Sciences	314.1	(2.3)	311.8	255.3	(0.6)	254.7
Other	282.9	-	282.9	307.7	-	307.7
Corporate	41.9	(41.9)	-	-	-	-
Subtotal at fixed currency rates	3,069.9	(80.6)	2,989.3	3,271.6	(18.0)	3,253.6
Currency impact	(4.6)			(27.4)
Consolidated reported GAAP net sales	$3,065.3			$3,244.2

Operating Income
Global Industrial	$318.6	(2.5)	$316.1	$270.6	(0.6)	$270.0
Global Institutional & Specialty	93.9	-	93.9	249.7	-	249.7
Global Healthcare & Life Sciences	53.1	(0.1)	53.0	32.2	(0.1)	32.1
Other	43.4	-	43.4	48.0	-	48.0
Corporate	(29.9)	-	(29.9)	(30.0)	-	(30.0)
Adjusted at fixed currency rates	479.1	(2.6)	476.5	570.5	(0.7)	569.8
Special (gains) and charges	61.9			47.1
Reported OI at fixed currency rates	417.2			523.4
Currency impact	(1.1)			(5.2)
Consolidated reported GAAP operating income	$416.1			$518.2

	Year Ended December 31
	2020			2019
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$5,959.9	($81.4)	$5,878.5	$5,994.6	($34.7)	$5,959.9
Global Institutional & Specialty	3,577.2	(31.2)	3,546.0	4,412.1	-	4,412.1
Global Healthcare & Life Sciences	1,189.1	(24.2)	1,164.9	979.0	(1.5)	977.5
Other	1,093.3	(1.1)	1092.2	1,211.7	(0.1)	1211.6
Corporate	102.4	(102.4)	-	-	-	-
Subtotal at fixed currency rates	11,921.9	(240.3)	11,681.6	12,597.4	(36.3)	12,561.1
Currency impact	(131.7)			(35.4)
Consolidated reported GAAP net sales	$11,790.2			$12,562.0

Operating Income
Global Industrial	$1,106.0	($7.2)	$1,098.8	$902.7	($1.6)	$901.1
Global Institutional & Specialty	321.9	(2.2)	319.7	939.8	-	939.8
Global Healthcare & Life Sciences	207.6	0.3	207.9	124.5	(0.2)	124.3
Other	131.5	(0.3)	131.2	167.0	-	167.0
Corporate	(119.7)	-	(119.7)	(121.0)	-	(121.0)
Adjusted at fixed currency rates	1,647.3	(9.4)	1,637.9	2,013.0	(1.8)	2,011.2
Special (gains) and charges	227.8			158.7
Reported OI at fixed currency rates	1,419.5			1,854.3
Currency impact	(23.8)			(9.1)
Consolidated reported GAAP operating income	$1,395.7			$1,845.2

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

Selected Cash Flow items	Fourth Quarter Ended	Twelve Months Ended
	December 31	December 31
(millions)	2020	2020

Cash provided by operating activities - continuing operations	$649.8	$1,741.8
Cash provided by operating activities - discontinued operations	-	118.4
Cash provided by operating activities	649.8	1,860.2

Capital expenditures - continuing operations	126.7	489.0
Capital expenditures - discontinued operations	-	21.6

Cash provided by operating activities - continuing operations	649.8	1,741.8
Less: Capital expenditures - continuing operations	(126.7)	(489.0)
Free cash flow - continuing operations	523.1	1,252.8

Cash provided by operating activities	649.8	1,860.2
Less: Capital expenditures - continuing operations	(126.7)	(489.0)
Less: Capital expenditures - discontinued operations	-	(21.6)
Free cash flow	$523.1	$1,349.6

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$0.86	$1.18	$2.04	$1.49	$3.52	$1.35	$4.87
Adjustments:
Special (gains) and charges (1)	0.11	0.09	0.20	0.08	0.28	0.16	0.45
Discrete tax expense (benefits) (2)	(0.09)	0.00	(0.09)	(0.05)	(0.14)	(0.06)	(0.20)
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.27	$2.14	$1.52	$3.66	$1.45	$5.12

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (3)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (4)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2019 were $31.9 million, $25.2 million, $23.8 million and $47.4 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges include restructuring charges primarily related to the efficiency initiative, acquisition and integration charges, a Healthcare product recall charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2019 were ($27.4) million, 1.2 million, ($13.6) million and ($17.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, changes in tax laws, and reserve releases offset by finalization of audits and other discrete taxes.

(3) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges relating to the efficiency initiative, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, charges for pay protection for certain employees impacted by COVID-19 net of government subsidies, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, off-set by other discrete tax expense.